Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES REPORTS FOURTH QUARTER 2005 OPERATING RESULTS

Sales from Continuing Operations Increase 10.9 Percent to $89.9 Million

Earnings per Share from Continuing Operations Increase 46.7 Percent to $0.44

(Newport Beach, California, November 3, 2005) – Water Pik Technologies, Inc. (NYSE: PIK) today announced sales from continuing operations for the three months ended September 30, 2005 were $89.9 million, an increase of $8.8 million or 10.9 percent as compared to sales of $81.1 million for the same three-month period ended September 30, 2004.  Income from continuing operations increased 49.3 percent to $5.6 million or $0.44 per share for fourth quarter 2005 as compared to $3.7 million or $0.30 per share for the same period in 2004.  Net income was $5.5 million or $0.43 per share for fourth quarter 2005 as compared to $4.6 million or $0.36 per share for the same period in 2004.  EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations increased 23.2 percent to $11.0 million for fourth quarter 2005 as compared to $8.9 million for the same period in 2004.

(In thousands, except per-share amounts)	Three Months Ended September 30,			Twelve Months Ended September 30,
(Unaudited)	2005	2004	% Chg.	2005	2004	% Chg.
Results from continuing operations

Sales	$89,948	$81,111	10.9%	$321,271	$306,578	4.8%
Operating income	$8,820	$6,368	38.5%	$26,223	$19,877	31.9%
Income from continuing operations	$5,562	$3,726	49.3%	$15,596	$11,623	34.2%
EBITDA	$10,969	$8,906	23.2%	$35,348	$29,398	20.2%

Diluted net income (loss) per share*
Continuing operations	$0.44	$0.30	46.7%	$1.23	$0.92	33.7%
Discontinued operations	$(0.01)	$0.07		$0.30	$0.14
Net income	$0.43	$0.36	19.4%	$1.52	$1.07	42.1%

* Diluted net income (loss) per share may not add due to rounding.

more

Sales from continuing operations for the twelve months ended September 30, 2005 (Fiscal Year 2005) were $321.3 million, an increase of 4.8 percent as compared to sales of $306.6 million for the same period in 2004.  Income from continuing operations increased 34.2 percent to $15.6 million or $1.23 per share for Fiscal Year 2005 as compared to $11.6 million or $0.92 per share for the same period in 2004.  For Fiscal Year 2005, net income of $1.52 per share includes income on discontinued operations net of taxes of $3.8 million or $0.30 per share including a gain on sale of discontinued operations of $2.2 million or $0.17 per share as a result of the sale of the Laars® Heating Systems business on June 30, 2005 to Bradford White Corporation (BWC).  EBITDA from continuing operations increased 20.2 percent to $35.3 million for Fiscal Year 2005, compared to $29.4 million for the same period in 2004.

“We achieved record sales and earnings for Fiscal Year 2005,” said Water Pik Technologies’ Chief Executive Officer Michael P. Hoopis.  “We are extremely pleased with the success of our efforts over the past two years to leverage our sales growth into higher profitability.”

Additional Financial Information

We operate on a 52- or 53-week period ending on the last Sunday nearest September 30.  Each fiscal year consists of four 13-week quarters, with an extra week added to the fourth quarter every five or six years.  There were 13 weeks in the quarter ended September 30, 2005 compared to 14 weeks in the same period of 2004 and 52 weeks in the twelve months ended September 30, 2005 compared to 53 weeks in the same period of 2004.  The comparability of sales in the three months and twelve months ended September 30, 2005 were unfavorably impacted by the extra week of sales in the same periods of 2004.

Operating expenses for fourth quarter 2005 included $0.6 million or $0.03 per share net of tax of corporate administrative costs related to our strategic alternatives review and $0.6 million or $0.03 per share net of tax for implementation of Section 404 of the Sarbanes-Oxley Act.  Operating expenses for Fiscal Year 2005 included $1.0 million or $0.05 per share net of tax of corporate administrative costs related to our strategic alternatives review and $1.4 million or $0.07 per share net of tax for implementation of Section 404 of the Sarbanes-Oxley Act.  Additionally, operating expenses for Fiscal Year 2004 included $0.5 million or $0.03 per share net of tax of corporate administrative costs for proxy solicitation, settlement and related expenses in connection with our May 2004 annual meeting of stockholders.

Capital expenditures from continuing operations for the three months and twelve months ended September 30, 2005 were $1.1 million and $3.7 million, respectively, compared to $2.0 million and $6.2 million, respectively, for the same period last year.  Depreciation and amortization from continuing operations for the three months and twelve months ended September 30, 2005 were $2.1 million and $8.6 million, respectively, compared to $2.5 million and $9.5 million, respectively, for the same period in 2004.

Income tax provision was $9.9 million or 38.9 percent of income from continuing operations before income taxes for Fiscal Year 2005 as compared to $6.8 million or 37.0 percent of income from continuing operations before income taxes for the same period in 2004.  The higher tax rate for Fiscal Year 2005 reflects a mix shift to higher state and other tax jurisdictions combined with the December 2003 impact of favorable adjustments to estimates based upon the completion of prior year tax returns.

Business Segment Performance

(Amounts in thousands)	Three Months Ended September 30,			Twelve Months Ended September 30,
(Unaudited)	2005	2004	% Chg.	2005	2004	% Chg.
Results from continuing operations

POOL PRODUCTS:
Sales	$60,785	$47,823	27.1%	$210,603	$182,808	15.2%

Gross profit	$16,649	$12,404	34.2%	$56,493	$45,531	24.1%
Operating income	$6,637	$4,155	59.7%	$21,455	$14,770	45.3%
EBITDA	$7,510	$5,204	44.3%	$24,883	$18,321	35.8%

Gross profit as a percent of sales	27.4%	25.9%		26.8%	24.9%
Operating income as a percent of sales	10.9%	8.7%		10.2%	8.1%
EBITDA as a percent of sales	12.4%	10.9%		11.8%	10.0%

For the three months ended September 30, 2005, Pool Products:

•                  Sales increased $13.0 million or 27.1 percent to $60.8 million for fourth quarter 2005 compared to the same period of 2004 due primarily to higher unit volume and higher product pricing across most product categories partially offset by the extra week of sales in 2004.  Sales volume increased due to generally favorable market conditions for the pool industry, higher demand for products acquired in 2003 and 2004 and the success of our pool builder conversion program.  Sales included $3.3 million of water-heating products manufactured and sold to BWC to complete a transition services agreement to facilitate the sale of our previously-owned Laars® Heating Systems business.

•                  Gross profit increased $4.2 million or 34.2 percent to $16.6 million or 27.4 percent of sales for fourth quarter 2005 due primarily to higher sales volume.  Gross profit as a percent of sales increased due to the benefit of leveraging fixed manufacturing costs over a larger base of sales including higher margin electronic controls and automatic salt chlorine generators, lower margin heat pumps, pumps and filters, partially offset by the impact of the water-heating products sold to BWC, which were priced at our fully-burdened cost to produce.

•                  EBITDA from continuing operations increased $2.3 million to $7.5 million or 12.4 percent of sales for fourth quarter 2005 compared to $5.2 million or 10.9 percent of sales for the same period in 2004 due to higher sales and gross profit partially offset by the aforementioned higher corporate administrative expenses.

For the twelve months ended September 30, 2005, Pool Products:

•                  Sales increased $27.8 million or 15.2 percent to $210.6 million for Fiscal Year 2005 compared to $182.8 million for the same period of 2004 due primarily to generally favorable market conditions for the pool industry, higher unit volume and increased demand for products acquired in 2003 and 2004 due to the success of our pool builder conversion program, higher product pricing and $3.3 million of water-heating products manufactured and sold to BWC, partially offset by the extra week of sales in 2004.

•                  Gross profit increased $11.0 million or 24.1 percent to $56.5 million or 26.8 percent of sales for Fiscal Year 2005 due primarily to higher sales volume and higher product pricing, which offset the impact of higher costs of purchased commodities.  Gross profit as a percent of sales increased due to higher product pricing and the benefit of leveraging fixed manufacturing costs over a larger base of sales.

•                  EBITDA from continuing operations increased $6.6 million to $24.9 million or 11.8 percent of sales for Fiscal Year 2005 compared to $18.3 million or 10.0 percent of sales for the same period in 2004 due to higher sales and gross profit partially offset by the aforementioned higher corporate administrative expenses.

(Amounts in thousands)	Three Months Ended September 30,			Twelve Months Ended September 30,
(Unaudited)	2005	2004	% Chg.	2005	2004	% Chg.
Results from continuing operations

PERSONAL HEALTH CARE:
Oral health products	$13,104	$15,012	(12.7)%	$51,247	$52,650	(2.7)%
Shower products	14,861	16,170	(8.1)%	53,348	62,835	(15.1)%
Other products	1,198	2,106	(43.1)%	6,073	8,285	(26.7)%
Total sales	$29,163	$33,288	(12.4)%	$110,668	$123,770	(10.6)%

Gross profit	$9,900	$12,037	(17.8)%	$41,257	$45,961	(10.2)%
Operating income	$2,183	$2,213	(1.4)%	$4,768	$5,107	(6.6)%
EBITDA	$3,459	$3,702	(6.6)%	$10,465	$11,077	(5.5)%

Gross profit as a percent of sales	33.9%	36.2%		37.3%	37.1%
Operating income as a percent of sales	7.5%	6.6%		4.3%	4.1%
EBITDA as a percent of sales	11.9%	11.1%		9.5%	8.9%

For the three months ended September 30, 2005, Personal Health Care:

•                  Sales decreased $4.1 million or 12.4 percent to $29.2 million for the fourth quarter 2005 compared to the same period in 2004.  Sales of Oral health products decreased $1.9 million or 12.7 percent to $13.1 million compared to $15.0 million for the same period of 2004 due primarily to the extra week of sales in 2004, lower promotional sales of professional products and lower sales to international markets.  Sales of Shower products decreased $1.3 million or 8.1 percent to $14.9 million compared to $16.2 million for the same period in 2004 due primarily to the extra week of sales in 2004, lower unit volume driven by less promotional activity and competitive pressures on mature Shower products which were partially offset by sales of new products including the Dual Massage™ showerhead launched in September 2004 and initial sales of the AquaScape® drenching showerhead launched in September 2005.  Sales for the Other products category decreased $0.9 million to $1.2 million compared to $2.1 million for the same period in 2004 due to lower water filtration product sales.

•                  Gross profit decreased $2.1 million or 17.8 percent to $9.9 million or 33.9 percent of sales for the fourth quarter 2005 compared to $12.0 million or 36.2 percent of sales for the same period in 2004 due to lower sales volume, lower product pricing and the impact of absorbing fixed manufacturing costs within a smaller base of sales partially offset by the impact of a fourth quarter 2004 inventory reserve for slow-moving personal stress relief products.

•                  EBITDA from continuing operations decreased $0.2 million to $3.5 million or 11.9 percent of sales for fourth quarter 2005 compared to $3.7 million or 11.1 percent of sales for the same period in 2004 due to lower sales and gross profit combined with the aforementioned higher corporate administrative expenses which were offset by reduced operating expenses.

For the twelve months ended September 30, 2005, Personal Health Care:

•                  Sales decreased $13.1 million or 10.6 percent to $110.7 million for Fiscal Year 2005 compared to $123.8 million for the same period in 2004.  Sales of Oral health products decreased $1.4 million or 2.7 percent to $ 51.2 million compared to $52.7 million for the same period in 2004 due primarily to the extra week of sales in 2004, lower sales in the competitive powered flosser product category and lower promotional sales of professional products, partially offset by higher unit sales of Waterpik® dental water jet (oral irrigator) products driven primarily by the cordless rechargeable model.  Sales of Shower products decreased $9.5 million or 15.1 percent to $53.3 million compared to $62.8 million for the same period in 2004 due primarily to continued competitive pressures on mature products, the amount and timing of retail promotions and the extra week of sales in 2004, partially offset by sales of the new Dual Massage™ and AquaScape® showerheads.  Sales for the Other products category decreased $2.2 million or 26.7 percent to $6.1 million compared to $8.3 million for the same period in 2004 due primarily to lower water filtration product sales.

•                  Gross profit decreased $4.7 million to $41.3 million or 37.3 percent of sales for Fiscal Year 2005 compared to $46.0 million or 37.1 percent of sales for the same period in 2004 due primarily to lower sales, partially offset by the 2004 impact of inventory reserves for slow-moving personal stress relief products.  Gross profit as a percent of sales increased slightly due primarily to a favorable sales mix of higher-margin Oral health products and the aforementioned impact of inventory reserves, partially offset by lower sales volume and the impact of absorbing fixed manufacturing costs within a smaller base of sales.

•                  EBITDA from continuing operations decreased $0.6 million to $10.5 million or 9.5 percent of sales for Fiscal Year 2005 compared to $11.1 million or 8.9 percent of sales for the same period in 2004 due to lower sales and gross profit combined with the aforementioned higher corporate administrative expenses which were offset by reduced operating expenses.

Outlook

Our earnings outlook for Fiscal Year 2006 is targeted in the range of $1.40 to $1.50 per diluted share compared to $1.23 per diluted share from continuing operations for Fiscal Year 2005.  Sales growth for Fiscal Year 2006 is targeted in the range of 3 to 5 percent.

Sales growth for the Pool Products segment is targeted in a range of 3 to 5 percent for Fiscal Year 2006 driven by 6 to 8 percent growth of the Jandy® pool product lines offset by lower sales of Olympic pool accessories and the impact of $3.3 million in one-time sales to BWC in Fiscal Year 2005.  Looking forward to 2006 and beyond, sales growth will be measured against the anniversary of both acquisitions and certain major pool builder conversions.

Sales growth for the Personal Health Care segment is targeted in a range of 3 to 5 percent for Fiscal Year 2006 driven by expanded showerhead offerings including the AquaScape® drenching showerhead and a new Waterpik® dental water jet expected to be launched in the second half of Fiscal Year 2006.

Investor Conference Call and Web Cast

A conference call to discuss operating results for the three months and twelve months ended September 30, 2005 will be held with Mike Hoopis, Water Pik Technologies’ President and CEO, and Vic Streufert, the Company’s Vice President, Finance and CFO, at 11:00 am Pacific Standard Time (2:00 pm EST), Friday, November 4, 2005.  To access the live web cast or an archived replay, please go to www.waterpik.com or www.vcall.com.

Investors interested in listening to the conference call should dial 888-709-9420 at least five minutes before the scheduled conference call start time.  The access code for this conference call is: PIK.  Approximately two hours after the end of the call, investors may access a replay of the call by dialing 800-337-4118.  The replay will be available through 11:00 pm Pacific Standard Time on Tuesday, November 8th.

Forward-looking Statements

In this press release, the statements from Mr. Hoopis are forward-looking statements.  Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from these forward-looking statements as a result of the risk factors described in our filings with the Securities and Exchange Commission, including, among others, our ability to develop new products and execute our growth strategy, the uncertainty of new product testing and regulatory approvals, the uncertainty that our marketing efforts will achieve the desired results with respect to existing or new products, our dependence on key customers, the seasonal nature of our businesses, the impact of consumer confidence and consumer spending, the effect of product liability claims, the impact of rising commodity costs such as steel, copper, titanium, resin and oil, risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations, failure to protect our intellectual properties and our ability to integrate acquisitions and realize expected synergies.  With respect to our strategic alternatives announcement on January 4, 2005, we are continuing our review and no assurance can be given that any strategic alternative involving a transaction, other than the sale of the Heating Systems business, will be pursued or, if a transaction is pursued, that it will be consummated.  In addition, the impact, if any, that engaging in a strategic alternatives review process will have on the financial performance or operations of the Company is uncertain.  The reader is cautioned not to rely on any forward-looking statements, as actual results may differ materially from those reflected in the forward-looking statements.  We do not have any intention or obligation to update forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal healthcare products and pool and spa products sold under the Water Pik® and Jandy® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug store chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates eight major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

EBITDA represents earnings from operations before deductions for interest expense and interest income, income taxes, depreciation and amortization. We evaluate our operating results based on several factors, including EBITDA. We believe that EBITDA is useful as a means to evaluate our ability to service existing debt, to sustain potential future increases in debt, to satisfy capital requirements and as a measure used by lenders under our bank credit facility. EBITDA is also used by management as a measure of evaluating the performance of our two operating segments. We utilize EBITDA in our operating decision making, including the allocation of capital resources and strategic planning. We believe EBITDA is valuable to investors as a supplemental measure of comparative operating performance before capital structure costs such as depreciation, amortization and interest. We believe providing this supplemental information enhances the investors’ analysis of overall operating performance. Additionally, EBITDA is regularly used as supplemental information in the determination of enterprise value. However, our use of EBITDA is not intended to represent cash flows for the period. We do not regard EBITDA as preferable to any measure of operating performance required by accounting principles generally accepted in the United States (“GAAP”), such as operating income, net income, or cash flows provided by operating activities. Accordingly, EBITDA should be considered in addition to, and not as a substitute for, any measures of financial performance prepared in accordance with GAAP. EBITDA, as used by us, is not necessarily comparable with similarly titled measures of other companies because all companies do not calculate EBITDA in the same fashion.

The following tables represent consolidated statements of operations, consolidated and segment reconciliation of net income to EBITDA from continuing operations and condensed consolidated balance sheets.

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004

Sales	$89,948	$81,111	$321,271	$306,578
Gross profit	26,549	24,441	97,750	91,492
Selling expenses	8,970	10,167	39,734	42,301
General and administrative expenses	7,096	6,529	26,132	23,411
Research and development expenses	1,663	1,377	5,661	5,903
Operating income	8,820	6,368	26,223	19,877
Interest expense	240	330	1,549	1,682
Other income	(307)	(28)	(852)	(254)
Income from continuing operations before income taxes	8,887	6,066	25,526	18,449
Income tax provision	3,325	2,340	9,930	6,826
Income from continuing operations	5,562	3,726	15,596	11,623

Discontinued operations:
Income from operations of discontinued business	—	1,305	2,540	2,787
Income tax provision	98	474	963	977
Gain from sale of discontinued operations, net of tax of $1,238	—	—	2,198	—
Income (loss) on discontinued operations	(98)	831	3,775	1,810
Net income	$5,464	$4,557	$19,371	$13,433

Diluted net income (loss) per common share*
Continuing operations	$0.44	$0.30	$1.23	$0.92
Discontinued operations	(0.01)	0.07	0.30	0.14
Net income	$0.43	$0.36	$1.52	$1.07

Weighted average common shares outstanding - diluted	12,789	12,537	12,714	12,572

*      Diluted net income (loss) per common share may not add due to rounding.

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED AND SEGMENT RECONCILIATION OF NET INCOME TO

 EBITDA FROM CONTINUING OPERATIONS

(Amounts in thousands)

(Unaudited)

	First Quarter Dec. 31, 2004	Second Quarter Mar. 31, 2005	Third Quarter Jun. 30, 2005	Fourth Quarter Sep. 30, 2005	Year Ended Sep. 30, 2005

WATER PIK TECHNOLOGIES, INC.
Net income	$5,975	$142	$7,790	$5,464	$19,371
Income (loss) on discontinued operations	1,186	205	2,482	(98)	3,775
Income (loss) from continuing operations	$4,789	$(63)	$5,308	$5,562	$15,596
Interest expense (income), net	341	525	394	(50)	1,210
Depreciation and amortization	2,193	2,171	2,116	2,132	8,612
Income tax expense (benefit)	3,152	(42)	3,495	3,325	9,930
EBITDA from continuing operations	$10,475	$2,591	$11,313	$10,969	$35,348

POOL PRODUCTS
Net income (loss)	$4,209	$(974)	$8,944	$4,224	$16,403
Income (loss) on discontinued operations	1,186	(25)	2,482	(97)	3,546
Income (loss) from continuing operations	$3,023	$(949)	$6,462	$4,321	$12,857
Interest expense (income), net	207	441	272	(165)	755
Depreciation and amortization	761	786	750	802	3,099
Income tax expense (benefit)	1,990	(625)	4,255	2,552	8,172
EBITDA from continuing operations	$5,981	$(347)	$11,739	$7,510	$24,883

PERSONAL HEALTH CARE
Net income (loss)	$1,766	$1,116	$(1,154)	$1,240	$2,968
Income (loss) on discontinued operations	—	230	—	(1)	229
Income (loss) from continuing operations	$1,766	$886	$(1,154)	$1,241	$2,739
Interest expense, net	134	84	122	115	455
Depreciation and amortization	1,432	1,385	1,366	1,330	5,513
Income tax expense (benefit)	1,162	583	(760)	773	1,758
EBITDA from continuing operations	$4,494	$2,938	$(426)	$3,459	$10,465

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED AND SEGMENT RECONCILIATION OF NET INCOME TO

 EBITDA FROM CONTINUING OPERATIONS

(Amounts in thousands)

(Unaudited)

	First	Second	Third	Fourth	Year
	Quarter	Quarter	Quarter	Quarter	Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Sep. 30,
	2003	2004	2004	2004	2004

WATER PIK TECHNOLOGIES, INC.
Net income (loss)	$5,939	$(849)	$3,786	$4,557	$13,433
Income (loss) on discontinued operations	1,226	(157)	(90)	831	1,810
Income (loss) from continuing operations	$4,713	$(692)	$3,876	$3,726	$11,623
Interest expense, net	380	486	242	298	1,406
Depreciation and amortization	2,460	2,308	2,233	2,542	9,543
Income tax expense (benefit)	2,493	(433)	2,426	2,340	6,826
EBITDA from continuing operations	$10,046	$1,669	$8,777	$8,906	$29,398

POOL PRODUCTS
Net income (loss)	$4,660	$(1,790)	$4,326	$3,241	$10,437
Income (loss) on discontinued operations	1,256	(157)	(95)	784	1,788
Income (loss) from continuing operations	$3,404	$(1,633)	$4,421	$2,457	$8,649
Interest expense, net	214	382	277	164	1,037
Depreciation and amortization	877	810	819	1,049	3,555
Income tax expense (benefit)	1,801	(1,022)	2,767	1,534	5,080
EBITDA from continuing operations	$6,296	$(1,463)	$8,284	$5,204	$18,321

PERSONAL HEALTH CARE
Net income (loss)	$1,279	$941	$(540)	$1,316	$2,996
Income (loss) on discontinued operations	(30)	—	5	47	22
Income (loss) from continuing operations	$1,309	$941	$(545)	$1,269	$2,974
Interest expense (income), net	166	104	(35)	134	369
Depreciation and amortization	1,583	1,498	1,414	1,493	5,988
Income tax expense (benefit)	692	589	(341)	806	1,746
EBITDA from continuing operations	$3,750	$3,132	$493	$3,702	$11,077

WATER PIK TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (1)

 (Amounts in thousands)

	September 30,	September 30,
	2005	2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$40,591	$11,036
Accounts receivable, net	59,253	51,682
Inventories	36,753	38,497
Deferred income taxes	7,151	8,736
Prepaid expenses and other current assets	2,886	2,580
Assets of discontinued operations	—	25,646
Total current assets	146,634	138,177
Property, plant and equipment, net	35,366	40,333
Goodwill, net	29,205	28,572
Deferred income taxes	26	225
Other assets	5,058	3,893
TOTAL ASSETS	$216,289	$211,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$27,636	$24,027
Accrued income taxes	1,636	27
Accrued liabilities	35,505	30,443
Current portion of long-term debt	15	3,838
Liabilities of discontinued operations	—	4,883
Total current liabilities	64,792	63,218
Long-term debt, less current portion	37	20,839
Other accrued liabilities	5,866	4,603
TOTAL LIABILITIES	70,695	88,660
TOTAL STOCKHOLDERS’ EQUITY	145,594	122,540
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$216,289	$211,200

(1)   The audited balance sheet as of September 30, 2004 includes assets and liabilities related to the discontinued Heating Systems business that was sold as of June 30, 2005.

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